Promissory Note

                                                       Effective
$8,000,000                    Dallas, Texas                March 17, 1997

Bank:

NATIONSBANK OF TEXAS, N.A.
901 Main Street
Dallas, Texas  75202
     Borrower:

HALLMARK FINANCE CORPORATION
14651 Dallas Parkway, Suite 900
Dallas, Texas  75240

FOR VALUE RECEIVED, the undersigned Borrower unconditionally promises to pay to the order of Bank, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note, or at such other place as may be designated by Bank, the principal amount of Eight Million and No/100 Dollars ($8,000,000), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.


1. CERTAIN DEFINITIONS. Unless the context hereof otherwise requires or provides, the terms used herein and defined in that certain Loan Agreement between Borrower and Bank, of even date herewith, as the same has been or may be amended or supplemented from time to time (the "Agreement") have the same meanings. Certain of these definitions have been included herein for convenience of reference and have the following meaning set forth with respect thereto:

          "Adjusted Eligible Premium Finance Agreements" at any time, means the Eligible Premium Finance Agreements adjusted to reflect the addition or subtraction, as appropriate of: (a) amendments to any Eligible Premium Finance Agreement; (b) miscellaneous corrections to Eligible Premium Finance Agreements; (c) cash receipts (not otherwise included in the definition of Eligible Premium Finance Agreements); (d) any Eligible Premium Finance Agreement which has been canceled; (e) earned late charges; (f) earned set up fees; (g) returned checks (uncollected net of returned check charges); (h) interest and write-offs; (i) change in unearned interest; and (j) return premiums in course of collections.

          "Adjusted LIBO Rate" means, for any Interest Period, a rate of interest per annum equal to the sum of two and eight-tenths of one percent (2.80%) plus the LIBO Rate for the applicable Interest Period.

          "Adjusted Prime Rate" means, for any Interest Period, a rate of interest per annum equal to the Prime Rate plus three-eighths of one percent (0.375%).

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor governmental body.

          "Borrowing Base" at any time, shall be equal to the remainder of (i) the sum of (A) 60% of Adjusted Eligible Premium Finance Agreements plus (B) 60% of Eligible Return Premiums as determined in accordance with this Agreement, minus (ii) the Bank Reserve.

          "Business Day" means (i) a day other than Saturday, Sunday or a day on which Bank is authorized to be closed in the State of Texas, and (ii) if the applicable Business Day relates to an Adjusted LIBO Rate Tranche, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

          "Expiration Date" means 2 p.m. on September 17, 1998 or any other date on which the Loans become due and payable pursuant to the terms of the Agreement.

          "Interest Payment Date" means (i) the last Business Day of each calendar month, or if earlier occurring in any calendar month with respect to any LIBO Rate Tranche, the last day of the Interest Period applicable to such LIBO Rate Tranche, and (ii) the Expiration Date.

          "Interest Period" means for each LIBO Rate Tranche, the period commencing on the date such LIBO Rate Tranche is made or, in the case of a rollover to a successive Interest Period, the last day of the immediately preceding Interest Period and, except as provided below, ending three (3), six (6) or twelve (12) calendar months thereafter, as Borrower may select in accordance with the terms of this Agreement; provided that all Interest Periods are subject to the following terms and conditions: (A) all Interest Periods which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day; (B) no Interest Period may be selected that ends later than the Expiration Date; (C) an Interest Period once selected by Borrower shall be binding upon Borrower and irrevocable; and (D) each Interest Period shall terminate on the numerical day of the last calendar month of such Interest Period which corresponds to the day such Interest Period began unless there is no such corresponding day in such month, in which case such Interest Period shall terminate on the last Business Day of such calendar month.

          "Interest Rate Option" means the Adjusted LIBO Rate or the Adjusted Prime Rate.

          "LIBO Rate" means, for each Interest Period, a rate per annum (rounded upwards, if not already a whole multiple of 1/16 of one percent, to the next higher 1/16 of one percent) determined by Bank to be equal to the quotient obtained by dividing (a) the London Interbank Offered Rate for the relevant Interest Period by (b) the remainder of one (1) minus the applicable Reserve Requirement on the first day of the relevant Interest Period (rounded upwards, if not already a whole multiple of 1/16 of one percent, to the next higher 1/16 of one percent).

          "LIBO Rate Tranche" means each Tranche the interest on which is calculated with reference to an Adjusted LIBO Rate.

          "London Interbank Offered Rate" means, for the relevant Interest Period, the rate of interest per annum (rounded upwards, if not already a whole multiple of 1/16 of one percent, to the next higher 1/16 of one percent) equal to the rate at which Dollar deposits would be offered by Bank (or its affiliate) at its in London, England (or if Bank, at the time any determination is made, does not maintain an office in London, England, the principal office of any affiliate of Bank in London, England) to major banks in the London interbank market at 11:00 a. m. London, England two
     (2) Business Days prior to the commencement of the relevant Interest Period for a period of time equal or comparable to and commencing on such Interest Period and in an amount equal or comparable to the principal balance of the Loan to be disbursed or outstanding during such Interest Period.

          "Maximum Amount" means the lesser of $8,000,000 or the Borrowing Base.

          "Maximum Rate" means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest is made.

          "Premium Finance Agreement" means an agreement by which an insured or prospective insured promises to pay Borrower the amount advanced under the agreement to American Hallmark Insurance Company of Texas on behalf of State and County Mutual Fire Insurance Company or to American Hallmark General Agency, Inc. in payment of premium on an insurance contract.

          "Prime Rate" means the fluctuating rate of interest established by Bank from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by Bank as an index and may or may not at any time be the best or lowest rate charged by Bank on any loan.

          "Prime Rate Tranche" means a Tranche the interest on which is calculated with reference to an Adjusted Prime Rate.

          "Regulation D" means Regulation D (12 C.F.R. 204) and all amendments and supplements thereof and any successors or replacements therefor as promulgated from time to time by the Board.

          "Reserve Requirement" with respect to each Interest Period means the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including all basic, supplemental, marginal, emergency, special, and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) are required by the Board (including those under Regulation D) to be maintained during such Interest Period with respect to the LIBO Rate, for Eurocurrency liabilities (as such term is defined in Regulation D) but without benefit or credit for prorations, exemptions or offsets that might otherwise be available from time to time under Regulation D. The Reserve Requirement shall reflect any other reserves required to be maintained against with respect to LIBO Rate Tranches (1) any category of liabilities that includes deposits by reference to which the LIBO Rate is to be determined or
     (2) any category of extension of credit or other assets that includes LIBO Rate Tranches.

          "Tranche" means either a LIBO Rate Tranche or a Prime Rate
          Tranche.

     2. Amortization. Interest only under this Note shall be due and payable monthly as it accrues commencing March 31, 1997, and continuing on each Interest Payment Date thereafter through and including the Expiration Date. The unpaid principal balance of this Note, and all accrued, unpaid interest thereon, shall be due and payable on the Expiration Date.

     3.   Interest.      (a)  Except as otherwise provided in
subsections (b) and (c), the outstanding principal balance of the Loan shall bear interest from the date funded until paid, at a rate per annum equal to the lesser of (x) the Maximum Rate or (y) the rate for each Tranche determined according to the following:

          (A) for the Prime Rate Tranche, a fluctuating rate per annum equal to the Adjusted Prime Rate; or

          (B)  for each LIBO Rate Tranche, a rate equal to the Adjusted
          LIBO Rate.

          (b) If, at any time with respect to the Prime Rate Tranche or during the Interest Periods of LIBO Rate Tranche, the interest rate then in effect with respect to such Tranche or Tranches would exceed the Maximum Rate Bank could charge, then, notwithstanding the other provisions hereof and Borrower's election, the interest rate chargeable with respect to such affected Tranche or Tranches shall immediately become the Maximum Rate, provided that such affected Tranche or Tranches shall thereafter accrue interest at the Maximum Rate until such time as Bank has received a sum equal to the amount of interest which would have accrued on such affected Tranche or Tranches had such Tranche or Tranches accrued interest at the interest rate otherwise applicable thereto. So long as interest is calculated pursuant to this provision, Borrower is not entitled to elect that any Tranche be, or to convert the interest rate to the rate applicable to, a LIBO Rate Tranche and the interest rate for the Prime Rate Tranche shall not be reinstated.

          (c) All past due payments of principal and, past due interest to the extent permitted by law, shall bear interest until paid at a default rate equal to the Maximum Rate, or if there is no such Maximum Rate, then at a rate equal to 6.0% above the interest rate then in effect.

          (d) With respect to any LIBO Rate Tranche, in the event no selection of an Interest Period is made by Borrower, the relevant Interest Period shall be for three calendar months.

          (e) The amount of the monthly payment of interest shall be determined by Bank, and Bank's determination thereof shall be conclusive and binding, absent manifest error.

          (f) Notwithstanding any provision of this Note, Bank does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law. Borrower agrees that during the full term hereof, the maximum lawful interest rate for this Note as determined under Texas law shall be the indicated rate ceiling as specified in Article 5069-1.04 of VATS. Further, to the extent that any other lawful rate ceiling exceeds the rate ceiling so determined then the higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Bank.

     4. Prepayments. Borrower may from time to time upon five (5) Business Days' prior written notice to Bank and subject to any other limitations in this Agreement prepay the Loan in whole or in part without penalty or premium, except as may be incurred in connection with a prepayment of a LIBO Rate Tranche prior to the end of the applicable Interest Period, provided any partial prepayment shall be not less than One Hundred Thousand And No/100 DOLLARS ($100,000) or an integral multiple thereof. Any such prepayment shall be made subject to the requirements of Section 2.8, 2.12, 2.13 and 2.14 of the Agreement.

     5. Accrual Method. Interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).
     6. Adjusted Prime Rate Change Date. The Adjusted Prime Rate of this Note shall change automatically, without notice to Borrower, as of the opening of business on the effective date of each change in the Prime Rate charged by Bank.

     7. Payment Schedule. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Bank shall determine at its option.

     8. Revolving Feature. Borrower may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the Maximum Amount, provided that Borrower is not in default under any provision of this Note, any other documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of Borrower to Bank, and provided that the borrowings hereunder do not exceed any other limitation on borrowings by Borrower. Bank shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Bank records of the amounts borrowed from time to time shall be conclusive proof thereof.

     9. Waivers, Consents and Covenants. Borrower, any indorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Bank (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Bank of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Bank, or any indulgence shown by Bank (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Bank shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Bank's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

     10. Events of Default. Upon the occurrence of an Event of Default described in Section 9.8 of the Agreement, the entire principal balance and accrued interest of this Note shall be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. Should any other Event of Default under the Agreement or any other Loan Document occur and be continuing, Bank may, without demand or notice of its election declare the entire unpaid balance of this Note, or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on this Note shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower.

     11. Remedies upon Default. Whenever there is a default under this Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Bank (however acquired or evidenced) shall, at the option of Bank, become immediately due and payable and any obligation of Bank to permit further borrowing under this Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the rate of interest on the unpaid principal shall be increased at

Bank's discretion up to the Maximum Rate allowed by law, or if none, 15% per annum (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Bank's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of this Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Bank is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Bank or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Bank shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

     12. Non-Waiver. The failure at any time of Bank to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Bank shall be cumulative and may be pursued singly, successively or together, at the option of Bank. The acceptance by Bank of any partial payment shall not constitute a waiver of any default or of any of Bank's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Bank unless the same shall be in writing, duly signed on behalf of Bank; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Bank or the obligations of Obligors to Bank in any other respect at any other time.

     13. Applicable Law, Venue and Jurisdiction. Borrower agrees that this Note shall be deemed to have been made in the State of Texas at Bank's address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas and is performable in the City and County of Texas indicated at the beginning of this Note. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

     14. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

     15. Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Bank and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Bank.

     16. Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

     17. Arbitration. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

          A. Special Rules. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

          B. Reservation of Rights. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR
     (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED
     TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY

     PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

     18. Representation Concerning Use of Proceeds. Borrower represents to Bank that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note.

                                   HALLMARK FINANCE CORPORATION



                                   By
                                     Name: Linda H. Sleeper
                                     Its: Executive Vice President